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                                                              EX-99.B(d)(2)(vii)

                                   Appendix A

                        Specialized Health Sciences Fund
                           Specialized Technology Fund

Approved by Board of Trustees: May 8, 2001.

Most Recent Annual Approval Date: August 6, 2002.